EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	For the	For the
	Three Months Ended	Three Months Ended
	June 30,	June 30,
	2003	2002

Net loss	$(27,153)	$(49,593)
Actual outstanding common shares at beginning of period	50,004,474	50,004,474
Weighted basic and diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

	For the	For the
	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2003	2002

Net loss	$(51,713)	$(90,166)
Actual outstanding common shares at beginning of period	50,004,474	50,004,474
Weighted basic and diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

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